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                                                                   EXHIBIT 8.1



                                  July __, 2001

E-Stamp Corporation
2051 Stierlin Court
Mountain View. CA 94043

Ladies and Gentlemen:

         We have acted as counsel to E-Stamp Corporation, a Delaware corporation ("E-Stamp"), in connection with the preparation and execution of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 19, 2001, by and among E-Stamp and Learn2.com, Inc., a Delaware corporation ("Learn2"). Pursuant to the Merger Agreement, Learn2 will merge with and into E-Stamp (the "Merger"), and the separate corporate existence of Learn2 will cease. The Merger and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 (the "Registration Statement") of E-Stamp which includes the Joint Proxy Statement-Prospectus relating to the Merger (the "Proxy Statement-Prospectus"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Merger Agreement or the Registration Statement.

         In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement-Prospectus and in accordance with the provisions of the Merger Agreement, (ii) the truth and accuracy of the representations and warranties made by E-Stamp and Learn2 in the Merger Agreement, and (iii) the truth and accuracy of the certificates of representations to be provided to us by E-Stamp and Learn2.

         Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences of the Merger," subject to the limitations and qualifications described therein, represents our opinion. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.



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         This opinion is furnished to you solely for use in connection with the
Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Merger, including the Proxy Statement-Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,



                                WILSON SONSINI GOODRICH & ROSATI
                                Professional Corporation